Exhibit 97

NATIONAL BEVERAGE CORP. COMPENSATION CLAWBACK POLICY

Effective December 1, 2023

1.          Purpose. The purpose of this Compensation Clawback Policy (“Policy”) is to enable National Beverage Corp. (the “Company”) to recover Erroneously Awarded Compensation in the event the Company is required to prepare an Accounting Restatement. This Policy is intended to comply with the requirements set forth in Nasdaq Listing Rule 5608 and any directive of the SEC (the “Listing Rule”), and will be construed and interpreted accordingly. Unless otherwise defined, capitalized terms will have the meaning ascribed to such terms in Section 6.

2.         Administration. This Policy will be administered by the Compensation and Stock Option Committee of the Board (the “Committee”) unless the Board determines to administer this Policy itself. The Committee has full and final authority to make all determinations under this Policy, in each case to the extent permitted under applicable law. All determinations and decisions made by the Committee will be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and the Officers.

3.          Application. This Policy applies to all Incentive-Based Compensation received by a person (a) after beginning service as an Officer, (b) who served as an Officer at any time during the performance period for such Incentive-Based Compensation, (c) while the Company had a class of securities listed on a national securities exchange or a national securities association and (d) during the three completed fiscal years immediately preceding the Accounting Restatement Date. In addition to such last three completed fiscal years, the immediately preceding clause (d) includes any transition period that results from a change in the Company’s fiscal year within or immediately following such three completed fiscal years, provided that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months will be deemed a completed fiscal year. Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition will be considered received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

4.         Recovery; Exceptional Circumstances. In the event of an Accounting Restatement, the Company must recover, reasonably promptly, Erroneously Awarded Compensation, in amounts determined pursuant to this Policy. The Company’s obligation to recover is not dependent on if or when the Company files restated financial statements. Recovery under this Policy with respect to an Officer will not require the finding of any misconduct by such Officer or such Officer being found responsible for the accounting error leading to an Accounting Restatement. In the event of an Accounting Restatement, the Company will satisfy its obligations under this Policy to recover any amount owed from any applicable Officer by exercising its sole and absolute discretion in how to accomplish such recovery, to the extent permitted by applicable law. The Company’s recovery obligation will not apply to the extent that the Committee, or in the absence of the Committee, a majority of the independent directors serving on the Board, determines that such recovery would be impracticable and:

a.    The direct expense paid to a third party to assist in enforcing this Policy could exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempts to recover, and provide that documentation to the Stock Exchange; or

b.    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of the Code.

5.         Prohibition on Indemnification and Insurance Reimbursement. The Company is prohibited from indemnifying any current or former Officer against the loss of Erroneously Awarded Compensation. Further, the Company is prohibited from paying or reimbursing an Officer for purchasing insurance to cover any such loss.

6.          Definitions.

a.    “Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with financial reporting requirements under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

b.    “Accounting Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if the Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

c.    “Board” means the Board of Directors of the Company.

d.    “Code” means the U.S. Internal Revenue Code of 1986, as amended.

e.    “Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in such Accounting Restatement, and must be computed without regard to any taxes paid by the relevant Officer. Notwithstanding the foregoing, for Incentive-Based Compensation based on stock price or total stockholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Stock Exchange.

f.    “Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), or any other person who performs similar policy-making functions for the Company, or a parent or subsidiary of the Company.

g.    “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure as well as stock price and total stockholder return, provided that a Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission to qualify as a “Financial Reporting Measure.”

h.    “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

i.    “Stock Exchange” means the national stock exchange on which the Company’s common stock is listed.

7.          Acknowledgement. Each Officer will sign and return to the Company, within 30 calendar days following the later of (i) the effective date of this Policy first set forth above or (ii) the date the individual becomes an Officer, the Acknowledgement Form attached as Exhibit A, pursuant to which the Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.

8.          Other Recovery Obligations and General Rights. To the extent this Policy would provide for recovery of Incentive-Based Compensation that the Company recovers pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations, the amount the relevant Executive Officer has already reimbursed the Company will be credited to the required recovery under this Policy. This Policy will not limit the rights of the Company to seek recoupment or to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law.

9.          Governing Law. This Policy and all rights and obligations hereunder are governed by and construed in accordance with the internal laws of the State of Delaware, excluding any choice of law rules or principles that may direct the application of the laws of another jurisdiction.

EXHIBIT A

NATIONAL BEVERAGE CORP. COMPENSATION CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

The undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the National Beverage Corp. Compensation Clawback Policy (the “Policy”). The undersigned further acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with National Beverage Corp. (and, as applicable, its affiliates) and agrees to abide by the terms of the Policy.

OFFICER

Signature

Print Name

Date

Compensation Clawback Policy - Acknowledgement Form